Exhibit 3.67

[Initials]		The Commonwealth of Massachusetts Office of the Secretary of State	D
Examiner
[Initials] Name Approved		Michael J. Connolly, Secretary One Ashburton Place, Boston, Massachusetts O2108-1512 ARTICLES OF ORGANIZATION (Under G.L. Ch. 156B)

ARTICLE 1

The name of the corporation is:

PHC of Michigan, Inc.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

To own, operate, manage and maintain psychiatric hospitals and/or other health care facilities; and

To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts, whether or not related to those referred to hereinabove.

However, this corporation shall not engage in any activity which constitutes the practice of Medicine as regulated by the Board of Registration in Medicine.

94-133058

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9

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

P.C.

ARTICLE III

The types and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS

TYPE	NUMBER OF SHARES
COMMON:
PREFERRED:

WITH PAR VALUE STOCKS

TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:	200,000	$.01
PREFERRED:

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

None.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

None.

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state “None”.)

See Continuation Sheets 6A-6D attached hereto and incorporated herein by reference.

Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

May 12, 1993

Office of the Secretary of State

Corporations Division

One Ashburton Place

Boston, Massachusetts 02108

Dear Madam or Sir:

The undersigned, as President of each of PHC, Inc., PHC of California, Inc., PHC of Utah, Inc., PHC of Virginia, Inc. and PHC of Rhode Island, Inc., hereby consent to the use of the name PHC of Michigan, Inc. as the name of the corporation being formed on this day.

Very truly yours,

PHC, Inc.

By:	/s/ Bruce A. Shear
Bruce A. Shear, President

PHC of California, Inc.

By:	/s/ Bruce A. Shear
Bruce A. Shear, President

PHC of Utah, Inc.

By:	/s/ Bruce A. Shear
Bruce A. Shear, President

PHC of Virginia, Inc.

By:	/s/ Bruce A. Shear
Bruce A. Shear, President

PHC of Rhode Island, Inc.

By:	/s/ Bruce A. Shear
Bruce A. Shear, President

CONTINUATION SHEET 6A

to the Articles of Organization of

        PHC of Michigan, Inc.

By-Laws

The board of directors is authorized to make, amend or repeal the by-laws of the corporation in whole or in part, except with respect to any provision thereof which by law, by these articles of organization, or by the by-laws requires action by the stockholders.

Place of Meetings of The Stockholders

Meetings of the stockholders may be held anywhere in the United States.

Partnership

The corporation may be a partner in any business enterprise which the corporation would have power to conduct by itself.

Indemnification of Directors, Officers and Others

The corporation shall indemnify each person who is or was a director, officer, employee or other agent of the corporation, and each person who is or was serving at the request of the corporation, as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to

CONTINUATION SHEET 6B

to the Articles of Organization of

        PHC of Michigan, Inc.

have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding may be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested persons, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent, or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms “director,” “officer,” “employee,” “agent” and “trustee” include their respective executors, administrators and other legal representatives, and “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

CONTINUATION SHEET 6C

to the Articles of Organization of

        PHC of Michigan, Inc.

By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

Intercompany Transactions

No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other organization of which one or more of its directors or officers are directors, trustees or officers, or in which any of them has any financial or other interest, shall be void or voidable, or in any way affected, solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or their votes are counted for such purposes, if:

(a)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee which authorizes, approves or ratifies the contract or transaction, and the board or committee in good faith authorizes, approves or ratifies the contract of transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or

CONTINUATION SHEET 6D

to the Articles of Organization of

        PHC of Michigan, Inc.

(c)	The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes, approves or ratifies the contract or transaction. No director or officer of the corporation shall be liable or accountable to the corporation or to any of its stockholders or creditors or to any other person, either for any loss to the corporation or to any other person or for any gains or profits realized by such director or officer, by reason of any contract or transaction as to which clauses (a), (b) or (c) above are applicable.

Limitations on Director Liability

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, or (iv) for any transaction in which the director derived an improper personal benefit. No amendment to or repeal of any provision of this paragraph, directly or by adoption of an inconsistent provision of these Articles of Organization, shall apply to or have any effect on any liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

91681

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later EFFECTIVE DATE is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a. The street address of the corporation IN MASSACHUSETTS is: (post office boxes are not acceptable)

36 Commerce Way

Woburn, MA 01801

b. The name, residence and post office address (if different) of the directors and officers of the corporation are:

	NAME	RESIDENCE	POST OFFICE ADDRESS

President:	Bruce A. Shear	14 Ida Road Marblehead, MA 01945	14 Ida Road Marblehead, MA 01945

Treasurer:	Bruce A. Shear	(As Above)	(As Above)

Clerk:	Donald E. Robar	48 Burpee Hill New London, NH 03257	48 Burpee Hill New London, NH 03257

Directors:	Bruce A. Shear	(As Above)	(As Above)

	Donald E. Robar	(As Above)	(As Above)

	Gerald M. Perlow, M.D.	40 Atlantic Road Swampscott, MA 01907	40 Atlantic Road Swampscott, MA 01907

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: June

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

Katherine A. Flaherty

36 Commerce Way

Woburn, MA 01801

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 13th day of May 1994

/s/ Thomas F. Maloney

Thomas F. Maloney, Esquire

CHOATE, HALL & STEWART

Exchange Place, 53 State Street

Boston, MA 02109

Note:	If an existing corporation is acting as incorporator, type in the exact name of the corporation. The state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

[Illegible] THE COMMONWEALTH OF MASSACHUSETTS
ARTICLES OF ORGANIZATION
GENERAL LAWS, CHAPTER 156B, SECTION 12

I hereby certify that, upon examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 13TH day of MAY 1994

Effective date

/s/ Michael Joseph Connolly
MICHAEL J. CONNOLLY
Secretary of State

FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than one dollar, or no par stock, shall be deemed to have a par value of one dollar per share.

PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT TO:

Thomas F. Maloney, Esquire

CHOATE, HALL & STEWART
Exchange Place

53 State Street
Boston, MA 02109

Telephone	(617) 248-5000